MRV to Present at the 17th Annual Needham Growth Conference

CHATSWORTH, Calif.—January 6, 2015— MRV Communications (NASDAQ: MRVC), a global provider in converged packet and optical solutions that empower the optical edge and network integration services for leading communications service providers, will present at the 17th Annual Needham Growth Conference,
Tuesday, January 13, 2015 at the New York Palace Hotel, New York City.

CEO Mark Bonney is scheduled to present at 1:30 p.m. ET. Mr. Bonney and other senior executives of the company will be available for one-on-one meetings throughout the day. Please contact your Needham representative or LHA to arrange a meeting.

The presentation will be webcast live and available on the company’s website at www.mrv.com. In addition, a replay will be available for a period of 90 days thereafter.

About MRV Communications
MRV Communications is a global provider in converged packet and optical solutions that empower the optical edge and network integration services for leading communications service providers. For more than two decades, the most demanding service providers, Fortune 1000 companies and governments worldwide have trusted MRV to provide best-in-class solutions and services for their mission-critical networks. We help our customers overcome the challenge of orchestrating the ever-increasing need for capacity while improving service delivery and lowering network costs for critical applications such as cloud connectivity, high-capacity business services, mobile backhaul and data center connectivity. For more information please visit www.mrv.com.

IR Contact:
LHA
Kirsten Chapman / Monica Chang, 415-433-3777
ir@mrv.com